Exhibit 10.36

Executive Officer Summary Compensation Sheet

Annual Cash Compensation for Senior Executive Officers

The annual cash compensation for Executive Officers of Rackable Systems, Inc. as of November 7, 2005, was as follows:

Executive Officer	Annual Base Salary ($)	Annual Target Bonus ($)
Thomas K. Barton	$340,000	$175,000
President and Chief Executive Officer

Todd R. Ford	260,500	100,000
Executive Vice President of Operations and Chief Financial Officer

Giovanni Coglitore	150,000	100,000
Founder and Chief Technology Officer

Nikolai Gallo	150,000	100,000
Founder and Chief Procurement Officer

Jack Randall	150,000	100,000
Founder and Former Vice President of Information Systems

Thomas Gallivan	160,000	190,000
Vice President of Worldwide Sales

Roy Chang
Vice President of Operations	175,000	40,000

William P. Garvey	190,000	47,500
General Counsel, Vice President of Corporate Development and Secretary

Colette LaForce
Vice President of Marketing	150,000	60,000

Cash Bonus Arrangements for Executive Officers:

1.	The bonus awards for Thomas K. Barton and Todd R. Ford (percentage of target bonus) are determined quarterly based upon Rackable Systems’ achievement of its goals for revenues, gross margin, earnings per share (on a normalized basis) and quarterly backlog, as such goals are specified in the operating plan provided by management to Rackable Systems’ board of directors.

2.	The bonus award for Thomas Gallivan is determined as follows:

•	0.1% on on the first $160 million in revenue;

•	0.2% on revenue from $160 million to $200 million; and

•	0.3% on revenue above $200 million.

3.	The bonus awards (percentage of target bonus) for all other executive officers is determined by the achievement of individual goals and objectives throughout each quarter.